Cardax Announces Extension of Warrant Exchange Offer to July 27, 2018

HONOLULU, July 23, 2018 /PRNewswire/ — Cardax, Inc. (OTCQB: CDXI) announced today that it is extending to July 27, 2018, the period for its offer (“Exchange Offer”) to allow holders of warrants for its common stock that have an exercise price of $0.625 and expire in February 2019 (“Warrants”) to exchange those Warrants, together with a payment of $0.15 per share, for registered shares of the Cardax’s common stock (“Shares”).

The Exchange Offer was scheduled to expire at 5:00 p.m., New York City time, on July 23, 2018, unless extended by Cardax.

The extended expiration date for the Exchange Offer is 5:00 p.m., New York City time, on July 27, 2018. All other terms and conditions of the Exchange Offer as set forth in the prospectus dated June 22, 2018, filed with the U.S. Securities Commission and the related letter of transmittal, remain unchanged.

“I am pleased with the interest in the warrant exchange offer,” said David G. Watumull, Cardax President and CEO, “and the extension will allow all those who wish to participate the time they need to complete the administrative requirements for the transaction.”

M.M. Dillon & Co. Group LLC is acting as financial advisor and CIM Securities, LLC is acting as solicitation agent for this transaction.

For questions, Warrant holders should contact Cardax or CIM Securities, LLC:

Cardax, Inc.	CIM Securities, LLC
Investor Relations	Andrew Daniels, Managing Director
investors@cardaxpharma.com	Andrew.Daniels@brooklinecm.com
808-457-1400	646-603-6717

This press release shall not constitute an offer to purchase or the solicitation of an offer to buy any securities.

About Cardax

Cardax devotes substantially all of its efforts to developing and commercializing dietary supplements and pharmaceuticals. Cardax is initially focusing on astaxanthin, which is a powerful and safe naturally occurring anti-inflammatory that supports health and longevity. The safety and efficacy of Cardax’s products have not been directly evaluated in clinical trials or confirmed by the FDA.

Media and Investors

Janice Kam

1-808-457-1400

press@cardaxpharma.com

Safe Harbor

This release may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of our company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation, the risks discussed from time to time in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.